QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.2

Dated 30 July 2004

(1) INTERNATIONAL POWER PLC

and

(2) CAZENOVE & CO. LTD

and

(3) MORGAN STANLEY SECURITIES LIMITED

and

(4) MORGAN STANLEY & CO. INTERNATIONAL LIMITED

RIGHTS ISSUE UNDERWRITING AGREEMENT

Linklaters

One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref: BR/RZZC

THIS AGREEMENT is made on 30 July 2004

BETWEEN:

(1)
INTERNATIONAL POWER PLC whose registered office is at Senator House, 85 Queen Victoria Street, London EC4V 4DP (the "Company"); and

(2)
CAZENOVE & CO. LTD whose registered office is at 20 Moorgate, London EC2R 6DA ("Cazenove"); and

(3)
MORGAN STANLEY SECURITIES LIMITED whose registered office is at 25 Cabot Square, Canary Wharf, London E14 4QA ("MSSL" or "Morgan Stanley") and together with Cazenove, the "Underwriters"); and

(4)
MORGAN STANLEY & CO. INTERNATIONAL LIMITED whose registered office is at 25 Cabot Square, Canary Wharf, London E14 4QA ("MSIL" or the "MS Sponsor").

WHEREAS:

(A)
The Company proposes to issue by way of rights on a 33 for 100 basis (resulting in the issue of up to 365,335,167 New Shares on the basis of the issued share capital of the Company as at the date of this Agreement) subject to the terms of the Prospectus at a price of 82p per New Share payable in full on Acceptance.

(B)
The Underwriters are willing on the terms and subject to the conditions set out in this Agreement, to use reasonable endeavours to procure subscribers for any Non-Accepted Shares, failing which, to subscribe such Non-Accepted Shares themselves.

(C)
The Company has appointed the Registrars to act as receiving bankers in connection with the proposed issue by way of rights to New Shares and to act as registrars in respect of the Nil-paid Rights and the Fully-paid Rights.

(D)
Application will be been made to the UK Listing Authority for the admission of the New Shares to the Official List and to the Exchange for admission of the New Shares to trading.

IT IS AGREED as follows:

1          Interpretation

1.1
In this Agreement (including the Recitals):

  "Acceptance" means acceptance and payment validly made (or, where the context so requires, treated as validly made) in accordance with the procedures set out in the Prospectus;

  "Accounts Date" means 31 December 2003;

  "Acquisition Announcement" means the announcement in the agreed form giving details of the acquisition of the Edison Mission Energy Assets;

  "Admission" means the admission of the New Shares to the Official List in accordance with paragraph 7.1 of the Listing Rules and admission of the New Shares to trading by the Exchange;

  "Admission and Disclosure Standards" means the admission and disclosure standards made by the Exchange from time to time;

  "ADRs" means the Company's American Depositary Receipts evidencing ADSs;

  "ADSs" means American Depositary Shares, each one of which represents the right to receive 10 Ordinary Shares;

  "Affected Creditors" means creditors of the ANP Group who would be affected by the implementation of the ANP Restructuring;

  "Analysts Presentation" means the presentation to be given by the Company to analysts and certain others on or immediately after the Impact Day in the agreed form;

  "Announcement Board Resolutions" means the resolution(s) of the Board in the agreed form approving the Announcements and authorising their publication and approving the terms of this Agreement and authorising its execution by the Company;

  "Announcements" means the Acquisition Announcement, the Results Announcement, the ANP Announcement and Rights Issue Announcement;

  "Announcement Verification Materials" means the verification materials in the agreed form confirming the accuracy of certain information contained in the Announcements;

  "ANP" means ANP Funding 1, LLC;

  "ANP Announcement" means the announcement in the agreed form giving details of the agreement reached in connection with the ANP Restructuring;

  "ANP Facility" means the US$1,375 million project finance facility of ANP dated 13 June 2001, as amended;

  "ANP Group" means ANP and its subsidiaries and subsidiary undertakings;

  "ANP Out of Court Restructuring" means a restructuring of the ANP Facility on substantially similar terms and conditions to those set out in a term sheet dated 26 May 2004 agreed between the Company, ANP and Citibank, N.A. (as administrative agent for the lenders of the ANP Facility);

  "ANP Restructuring Plan" means the plan for the financial restructuring of ANP set out in a term sheet dated 26 May 2004 agreed between the Company, ANP and Citibank, N.A. (as administrative agent for the lenders of the ANP Facility);

  "associate" means, in relation to a party to this Agreement, a company or undertaking in which the party has or, at the relevant time to which any provision of this Agreement in which the term is used relates, has a direct or indirect interest entitling it to receive, or to include or reflect in its accounts, more than 20 per cent of the annual income or profits of the company or undertaking concerned or in relation to which the relevant party to this Agreement is able to remove directors (or their equivalent) or able to cast the majority of votes on any material matter;

  "Auditors" means KPMG Audit Plc;

  "Board" means the Board of Directors of the Company or a duly authorised committee thereof;

  "Business Day" means any day which is not a Saturday, a Sunday or a bank or public holiday in England and Wales;

  "Cazenove Indemnified Person" means Cazenove (whether in its capacity as underwriter or sponsor or otherwise) and any of Cazenove's respective subsidiaries or affiliates, branches, associates and holding companies and the subsidiaries of such subsidiaries, affiliates, associates and holding companies or any of their respective directors, officers, employees or agents;

  "Certificated Holder" means an Ordinary Shareholder who holds Ordinary Shares in certificated form;

  "CHAPS" means clearing houses automated payment systems;

  "Chapter 11" means Chapter 11 (Reorganisation) of title 11 of the United States Code;

  "Closing Date" means the last date for Acceptance under the terms of the Rights Issue;

  "Closing Time" means 11:00 a.m. on the Closing Date;

  "Companies Act" means the Companies Act 1985, as amended;

  "Convertible Bonds" means the 2 per cent. Senior Convertible Notes due 2005 issued by International Power (Cayman) Limited and the 3.75 per cent. guaranteed convertible bonds due 2023 issued by International Power (Jersey) Limited;

  "CRESTCo" means CRESTCo Limited;

  "CREST Confirmation Letter" has the meaning given in Clause 3.9;

  "CREST Instruction" means the issuer-instruction to credit the Nil-paid Rights to accounts maintained by Uncertificated Holders (other than Prohibited Shareholders as provided in the Prospectus) within the CREST System;

  "CREST System" means the settlement system operated by CRESTCo;

  "Deposit Agreement" means the agreement dated as of 16 February 1995, as amended and updated on 18 August 2000 among the Company, the Bank of New York as Depositary, and all holders of ADRs from time to time;

  "Directors" means the directors of the Company;

  "Directors' Undertaking" means the deed in the agreed form executed by each of the Directors undertaking to take up in full his rights to subscribe New Shares in respect of his own beneficial holdings of Ordinary Shares;

  "Disclosure Documents" means the Announcements, the Prospectus, the PAL, the Analysts Presentation, the Letter to QIBs, any cover letter or explanatory memorandum distributed by or at the direction of the Company with any such documents, any document supplementing and/or amending any such documents (including any Supplementary Prospectus) issued by or on behalf of the Company, any other announcement or document issued by, or on behalf of, the Company in connection with the Rights Issue;

  "Earnings Accretion Statement" means the statement that the Company expects that the acquisition will be significantly earnings enhancing in the first full year of ownership contained in the Acquisition Announcement and in the Prospectus;

  "Edison Mission Energy Accounts" has the meaning given in Clause 9.1.8;

  "Edison Mission Energy Assets" has the meaning given in Clause 9.1.8;

  "Edison Mission Energy Business" has the meaning given in Clause 9.1.8;

  "Edison Mission Energy Financial Information" has the meaning given in Clause 9.1.8;

  "Exchange" means London Stock Exchange plc;

  "Exchange Act" means the US Securities Exchange Act of 1934;

  "FSA" means the Financial Services Authority;

  "FSMA" means the Financial Services and Markets Act 2000 including any regulations made pursuant thereto;

  "Fully-paid Rights" means fully-paid rights in respect of New Shares;

  "Group" means the Company and its subsidiary undertakings and "Group Company" means any of them;

  "Impact Day" means 30 July 2004 or such later date as the parties may agree, being the day on which the Rights Issue is announced;

  "Indemnified Person" means any Cazenove Indemnified Person and any Morgan Stanley Indemnified Person;

  "Interim Results" means the unaudited results of the Company for the six months ended 30 June 2004;

  "Issue Price" means the price of 82p per New Share;

  "Joint Sponsors" has the meaning given in Clause 3.2.2;

  "Letter to QIBs" means the cover letter, in the agreed form, provided to certain QIBs in the United States in connection with the Rights Issue;

  "Listing Rules" means the Listing Rules made by the UK Listing Authority under Part VI of the FSMA;

  "Morgan Stanley Indemnified Person" means Morgan Stanley, MSIL, any person who controls Morgan Stanley or MSIL within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, any of Morgan Stanley's or MSIL's holding companies, subsidiary undertakings, affiliates and associates, any of the subsidiary undertakings, affiliates or associates of any such holding companies, or any of the foregoing entities' respective directors, officers, employees or agents;

  "New Shares" means the number of new Ordinary Shares proposed to be issued on a 33 for 100 basis to Ordinary Shareholders on the terms referred to in this Agreement;

  "Nil-paid Rights" means nil-paid rights in respect of New Shares;

  "Non-Accepted Shares" has the meaning set out in Clause 5.1.2;

  "Non-ANP Companies" has the meaning given in Clause 9.1.35;

  "Official List" means the official list maintained by the UK Listing Authority;

  "Ordinary Shareholders" means the holders of Ordinary Shares whose names appear on the register of members of the Company as at close of business on the Record Date;

  "Ordinary Shares" means ordinary shares of 50p each in the capital of the Company;

  "PAL" means the letter in a form satisfactory to the Underwriters to be issued (nil paid) by the Company to Certificated Holders except as stated in the Prospectus;

  "Participating Security" has the meaning given to it in the Regulations;

  "Posting Date" means the date on which the Prospectus is expected to be posted to shareholders of the Company being no later than 13 September 2004 (or such later date as the Underwriters may notify to the Company in writing);

  "Profit Forecast" means the report on the profit forecast in relation to the Group prepared by the Auditors dated the Posting Date in a form reasonably satisfactory to the Underwriters;

  "Prohibited Shareholders" means (other than as agreed in writing by the Company and the Underwriters) Ordinary Shareholders who are located in or who have registered addresses in the United States, the Republic of Ireland, the Netherlands, Canada, France, Japan, the Republic of South Africa or Australia and holders of ADRs;

  "Prospectus" means the prospectus to be sent to the shareholders of the Company in connection with the Rights Issue (including any amendment and/or supplement thereto) in a form satisfactory to the Underwriters, which constitutes a prospectus for the purposes of Section 79 of the FSMA;

  "Publicly Available Information" means all documents issued and announcements made by or on behalf of the Company or any member of the Group to the public or the press or made publicly available by a Regulatory Information Service since the Accounts Date including, for the avoidance of doubt, any filings with the US Securities and Exchange Commission;

  "QIBs" means "qualified institutional buyers" as defined in Rule 144A under the Securities Act;

  "Record Date" means the record date for the Rights Issue which will be specified in the Prospectus;

  "Registrars" means Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA;

  "Regulation D" means Regulation D under the Securities Act;

  "Regulation S" means Regulation S under the Securities Act;

  "Regulations" means the Uncertificated Securities Regulations 2001;

  "Regulatory Information Service" means a regulatory information service listed in Schedule 12 of the Listing Rules;

  "Reporting Accountants" means PricewaterhouseCoopers LLP;

  "Results Announcement" means the announcement by the Company of the Interim Results in the agreed form;

  "Rights Issue" means the proposed issue of New Shares by way of rights to Ordinary Shareholders on the terms set out in the Disclosure Documents;

  "Rights Issue Announcement" means the announcement in the agreed form giving details of the Rights Issue;

  "Rule 144A" means Rule 144A under the Securities Act;

  "Securities Act" means the US Securities Act of 1933;

  "Short Form Report" has the meaning given in Clause 9.5;

  "Specified Event" means an event occurring or matter arising on or after the date hereof and before Admission which if it had occurred or arisen before the date hereof would have rendered any of the representations and warranties contained in Clause 9.1 untrue, inaccurate or misleading;

  "Subsequent Disclosure Documents" means the Prospectus and the PAL;

  "Sub-underwriters" means persons procured by the Underwriters to subscribe New Shares pursuant to the provisions of this Agreement and the Sub-Underwriting Letter;

  "Sub-underwriting Letter" means the sub-underwriting letter in the agreed form in respect of the Rights Issue;

  "Supplementary Prospectus" means any supplementary prospectus published by the Company pursuant to the Listing Rules and Section 81 of the FSMA;

  "UK Listing Authority" means the FSA in its capacity as competent authority under the FSMA;

  "Uncertificated Holder" means an Ordinary Shareholder who holds Ordinary Shares in uncertificated form;

  "Underwritten Shares" means the New Shares excluding any New Shares which are subject to a Directors Undertaking;

  "United States" or "US" means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

  "US Shareholders" means the holders of Ordinary Shares who are located in or have registered addresses in the United States;

  "VAT" means United Kingdom value added tax;

  "Verification Notes" means the verification notes in a form satisfactory to the Underwriters confirming the accuracy of certain information contained in the Prospectus and copies of documents referred to therein; and

  "Working Capital Report" means the working capital report in relation to the Group dated the Posting Date prepared by the Auditors in a form reasonably satisfactory to the Underwriters.

1.2
Agreed form documents: Any reference to a document being "in the agreed form" means in the form of the draft or proof thereof signed or initialled for the purpose of identification by Linklaters (on behalf of the Underwriters) and Clifford Chance (on behalf of the Company) with such alterations (if any) as may subsequently be agreed by or on behalf of the Underwriters and the Company. A complete list of documents in the agreed form is set out in Schedule 1.

1.3
Interpretation Act 1978: The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

1.4
Subordinate legislation: References to a statutory provision include any subordinate legislation made from time to time under that provision.

1.5
Modification, etc.: References to a statutory provision include that provision as from time to time modified or re-enacted so far as such modification or re-enactment applies or is capable of applying to any transactions entered into in accordance with this Agreement.

1.6
Companies Act 1985: The expressions "company", "holding company", "subsidiary undertaking" and "subsidiary" shall have the same meanings in this Agreement as in the Companies Act 1985 (as modified by the Companies Act 1989).

1.7
Securities Act: In this Agreement, the term "affiliate" shall have the meaning given thereto in Rule 501(b) or Rule 405 under the Securities Act, as the context may require.

1.8
The Uncertificated Securities Regulations 2001: Expressions defined or used in the Regulations shall have the same meaning in this Agreement (except where the context otherwise requires).

1.9
Clauses etc.: References to this Agreement include its Schedules and references in this Agreement to Clauses, sub-clauses and Schedules are to Clauses and sub-clauses of, and Schedules to, this Agreement.

1.10
Several liability: Unless otherwise provided by the terms of this Agreement, each obligation of each of the parties to this Agreement is several, not joint or joint and several and no party shall be liable to any other party for any failure or default by another party to comply with its obligations hereunder. Each Underwriter shall have the right to protect and enforce its rights hereunder without joining the other Underwriter in any proceedings.

1.11
Headings: Headings shall be ignored in construing this Agreement.

1.12
Time of day: References to time of day are to London time unless otherwise stated.

2          Conditions

2.1
The underwriting obligations of the Underwriters under this Agreement are conditional on:

2.1.1
a Regulatory Information Service releasing the Announcements by no later than 8.00 a.m. on the date on which this Agreement becomes effective;

2.1.2
the Prospectus being approved by the UK Listing Authority in accordance with the Listing Rules and a copy of the Prospectus being delivered to the Registrar of Companies for registration as required by Section 83 of the FSMA on or before the Posting Date in each case before satisfaction of the condition contained in Clause 2.1.4;

2.1.3
the Company complying with its obligations under Clause 3 and the Listing Rules (insofar as such obligations are not the responsibility of the Underwriters hereunder) as to the publication and availability of the Prospectus;

2.1.4
the posting of the Prospectus in accordance with Clause 3;

2.1.5
the provisional allotment of the Ordinary Shares having been made and, each in accordance with Clause 3, the posting of the PALs and the sending of a CREST Instruction;

2.1.6
the Company having applied to CRESTCo for admission of the Nil-paid Rights and the Fully-paid Rights to the CREST System as Participating Securities in accordance with Clause 3 and no notification having been received from CRESTCo prior to Admission that such admission has been or is to be refused;

2.1.7
the delivery to the Underwriters of the documents listed in Parts A to D of Schedule 2 at or before the times and/or dates specified in that schedule;

2.1.8
the delivery by the Company to the Underwriters of a certificate in the form set out in Schedule 3 immediately prior to the posting of the PALs;

2.1.9
any Supplementary Prospectus required to be published in connection with the Rights Issue at any time prior to Admission being approved by the UK Listing Authority and published in accordance with the Listing Rules and Clause 3;

2.1.10
Admission occurring on or before 8.00 a.m. on 13 September 2004 (or such later date, not being later than 22 October 2004, as the Underwriters and the Company may agree).

2.2
The Company shall use all reasonable endeavours to procure the fulfilment of the conditions set out in Clause 2.1 by the times and dates stated therein.

2.3
The Company undertakes to provide such information, supply such documents, pay such fees, give such undertakings and do all such acts and things as may reasonably be required to enable Admission to become effective.

2.4
The Underwriters shall be entitled in their absolute discretion and upon such terms as they shall think fit to waive fulfilment of all or any of the conditions set out in Clause 2.1 or to extend the time provided for fulfilment of any such conditions in respect of all or any part of the performance thereof.

2.5
If any of the conditions set out in Clause 2.1 are not fulfilled or waived by the Underwriters by the time and/or date specified therein (or such later time and/or date as the Underwriters may agree being no later than 8.00a.m. on 22 October 2004), this Agreement shall cease and determine and no party to this Agreement shall have any claim against any other party to this Agreement for costs, damages, compensation or otherwise except that:

2.5.1
such termination shall be without prejudice to any accrued rights or obligations under this Agreement;

2.5.2
the Company shall pay the commissions, fees and expenses specified in Clause 7 save for those specified in Clauses 7.1.2 and 7.1.3; and

2.5.3
the provisions of Clauses 1, 9, 10, 12, 13, 14 and 15 shall remain in full force and effect.

2.6
This Agreement will become effective at 7.00 a.m. on the Impact Day and will have no force or effect before then.

3          The Rights Issue

3.1
The Company shall procure that:

3.1.1
immediately following the execution of this Agreement, the documents set out in Schedule 2 (Part A) shall be delivered to the Underwriters;

3.1.2
before 10.00 a.m. on the Posting Date, the documents set out in Schedule 2 (Part B) shall be delivered to the Underwriters;

3.1.3
before Admission, the documents set out in Schedule 2 (Part C and D) shall be delivered to the Underwriters; and

3.1.4
immediately following the Admission, the documents set out in Schedule 2 (Part E) shall be delivered to the Underwriters,

  each in the form referred to in such Part of such Schedule.

3.2
The Company authorises and instructs the Underwriters to underwrite the issue of all the New Shares on the terms and subject to the conditions set out in this Agreement and for such purpose:

3.2.1
irrevocably appoints each Underwriter as its agent for the purpose of the Rights Issue and each Underwriter accepts such appointment;

3.2.2
irrevocably and unconditionally confirms the appointment of MSIL and Cazenove as joint sponsors and joint nominated representatives in connection with its application for Admission (the "Joint Sponsors"), and each of the Joint Sponsors hereby accepts such appointments;

3.2.3
confirms that such appointments confer on the Underwriters and the Joint Sponsors all powers, authorities and discretions on behalf of the Company which are (in each case, for the roles to be performed by them) necessary for or incidental to the Rights Issue (including, in the case of sub-underwriting and any ancillary or associated activities, the power to appoint sub-agents or to delegate the exercise of any of its powers, authorities or discretions to such persons as the Underwriters may think fit);

3.2.4
agrees to ratify and approve all documents, acts and things which any Underwriter shall lawfully do in the exercise of such appointment, powers, authorities and discretions; and

  3.2.5
  authorises and instructs the Underwriters to use their reasonable endeavours to procure subscribers for the Non-Accepted Shares on the terms and subject to the conditions set out in this Agreement.

3.3
The Company shall give all such assistance and provide all such information as the Underwriters and the Joint Sponsors may reasonably require for the making and implementation of the Rights Issue and the application for Admission and will do (or procure to be done) all such things and execute (or procure to be executed) all such documents as may be necessary or desirable in the reasonable opinion of the Underwriters and the Joint Sponsors to be done or executed by the Company or by its officers, employees or agents in connection therewith.

3.4
At or as soon as practicable after 7.00 a.m. on Impact Day, the Company shall release the Announcements to a Regulatory Information Service and the press.

3.5
The Company undertakes to use all reasonable endeavours to ensure that the Nil-paid Rights and the Fully-paid Rights are admitted to the CREST System as participating securities as soon as practicable following Admission (or such later time and/or date as the Underwriters may agree).

3.6
Subject to compliance by the Company with the foregoing provisions of this Clause 3 and the completion of each preceding action required under this Clause 3.6, the Company shall as soon as practicable after 7.00 a.m. on the Posting Date (in the case of paragraphs 3.6.1 and 3.6.2), not later than the close of business on the Posting Date (in the case of paragraphs 3.6.3, 3.6.4 and 3.6.7), as soon as practicable after approval of the Prospectus by the UKLA but not later than midnight on the Posting Date (in the case of paragraphs 3.6.5 and 3.6.6):

3.6.1
subject to the approval of the Prospectus by the UK Listing Authority in accordance with the Listing Rules, the Company shall procure delivery to the Registrar of Companies of a copy of the Prospectus for registration as required by Section 83 FSMA;

3.6.2
the Company shall make available copies of the Prospectus at its registered office and at the Document Viewing Facility of the UK Listing Authority, together with copies of its report and accounts for the year ended 31 December 2003, and the Interim Results (in accordance with paragraphs 8.4 and 8.5 and paragraph 8.21, respectively, of the Listing Rules) for such periods as may be required by the Listing Rules;

3.6.3
by resolution of the Board, provisionally allot New Shares to all Ordinary Shareholders including, for the avoidance of doubt, US Shareholders and Prohibited Shareholders on the terms set out in the Disclosure Documents;

3.6.4
deliver to the Underwriters certified copies of the resolutions of the Board allotting the New Shares as referred to in sub-clause 3.6.3 above and approving the Prospectus and authorising the posting of the Prospectus and approving and authorising the publication of such other documents as the Underwriters and the Joint Sponsors may reasonably require in connection with or for the purposes of the Rights Issue;

3.6.5
procure the posting of the Prospectus to Ordinary Shareholders other than Prohibited Shareholders;

3.6.6
(subject as provided in Clause 4) procure the posting of the PALs to Certificated Holders other than Prohibited Shareholders; and

  3.6.7
  (subject as provided in Clause 4) procure the sending of the CREST Instruction so as to credit Nil-paid Rights to the accounts maintained in the CREST System by Uncertificated Holders other than Prohibited Shareholders to take effect as soon as practicable following Admission, provided that if in the reasonable opinion of the Company and the Underwriters it is impracticable for the Nil-paid Rights and/or the Fully-paid Rights to be admitted to the CREST System, the Company may procure that PALs be despatched to Uncertificated Holders other than US Shareholders and Prohibited Shareholders.

3.7
The Company will promptly:

(i)
notify the Underwriters and the Joint Sponsors if it becomes aware of any fact or circumstance which requires or may require the publication of any supplementary prospectus in accordance with Section 81 FSMA;

(ii)
consult with the Underwriters as to the contents of any supplementary prospectus and comply with all reasonable requirements of the Underwriters and the Joint Sponsors in relation thereto; and

(iii)
publish such supplementary prospectus in such manner as may be required by the Listing Rules.

3.8
The New Shares, when issued and fully paid, shall rank pari passu in all respects with the existing issued Ordinary Shares including the right to receive all dividends and other distributions declared, made or paid after the date on which this Agreement becomes effective.

3.9
The Company shall give to the Underwriters and the Joint Sponsors an undated letter, in the agreed form, from the Company to CRESTCo before close of business on the Posting Date confirming that each condition to enable the Nil-paid Rights and the Fully-paid Rights to be admitted as Participating Securities to the CREST System has been satisfied (the "CREST Confirmation Letter"). Subject to Admission becoming, and immediately after Admission becomes, effective the Company authorises the Underwriters and the Joint Sponsors to date the CREST Confirmation Letter and deliver it to CRESTCo.

3.10
The Underwriters and the Joint Sponsors shall use their reasonable endeavours to provide to the Company such assistance as it shall reasonably request in connection with the obligations of the Company set out in Clauses 2.2, 3.4, 3.6 and 3.9.

4
Prohibited Shareholders and Fractions

4.1
The Company shall procure that: (i) no copies of the Prospectus or the PALs shall be posted to Prohibited Shareholders and that Nil-paid Rights shall not be credited to member accounts maintained within the CREST system by Prohibited Shareholders unless, in the case of US Shareholders, they are QIBs who have executed an Investor Letter (as defined in the Letter to QIBs) substantially in the agreed form and who are eligible to participate in the Rights Issue pursuant to an exemption from the registration requirements of the Securities Act or, in the case of Prohibited Shareholders who are located in or have registered addresses in other jurisdictions, they are eligible to participate in the Rights Issue through a "private placement" or similar exemption from registration, prospectus publication or similar requirements in that jurisdiction.

4.2
The Company acknowledges and agrees that offers and sales of the New Shares will be made as described in the Prospectus and in accordance with the terms of this Agreement. The Company also acknowledges and agrees that the rights of Prohibited Shareholders shall be limited as described in the Prospectus and confirms that it has received all necessary authorisations and consents in respect of such limitations.

4.3
As soon as reasonably practicable after dealings in the New Shares commence (nil-paid), the Company shall procure that the Registrars notify the Underwriters of the number of New Shares comprised in fractional entitlements. Fractional entitlements and entitlements of Prohibited Shareholders who, in accordance with the terms set out in the Prospectus, are not able to, or do not, take up the New Shares provisionally allotted to them, shall be treated as Non-accepted Shares and dealt with in accordance with Clause 5.6.

5
Underwriting Obligations

5.1
For the purposes of this Clause 5:

5.1.1
"Accepted Shares" shall mean any New Shares in respect of which an Acceptance has been made;

5.1.2
"Non-Accepted Shares" shall mean any New Shares which are not Accepted Shares together with any New Shares which are treated as Non-Accepted Shares pursuant to Clause 4.3 or Clause 5.1.3;

5.1.3
the Company shall be entitled to treat as Non-Accepted Shares:

(i)
any New Shares comprised in an Acceptance which has been validly rejected by the Company not later than 7.00 a.m. on the Business Day following the Closing Date in accordance with the terms of the Rights Issue and in accordance with the procedures approved by the Underwriters, by reason of insufficient evidence as to identity having been received by that time in accordance with the procedures maintained by the Registrars under the Money Laundering Regulations 2003 unless agreed otherwise between the Underwriters and the Company; and

(ii)
any New Shares comprised in an Acceptance which the Company has elected in its sole discretion not later than 7.00 a.m. on the Business Day following the Closing Date to treat as invalid, in accordance with the terms of the Rights Issue, by reason of:

(a)
the Company or the Registrars having received notice from CRESTCo in respect of such Acceptance of any of the matters specified in Regulation 35(5)(a) of the Regulations; or

(b)
a breach (or circumstances which the Company is entitled to treat as a breach) of any of the representations, warranties and undertakings set out or referred to in Part 3 (Terms and conditions of the Rights Issue) of the Prospectus.

5.2
If there are no Non-Accepted Shares, the Underwriters' obligations under this Clause 5 will cease.

5.3
The Company shall use reasonable endeavours to procure that the Registrar will notify the Underwriters of the number of Non-Accepted Shares as soon as possible and in any event by 7.00 a.m. on the Business Day following the Closing Date. Without prejudice to the foregoing, at 7.00 a.m. on the Business Day following the Closing Date, the provisional allotment of any Non-Accepted Shares will lapse and the Company will as soon as practicable thereafter and in any event not later than 8.00 a.m. on the Business Day following the Closing Date use reasonable endeavours to procure that the Registrars notify the Underwriters in writing of the number of Non-Accepted Shares.

5.4
The Company will ensure that (where Acceptances in respect of Nil-Paid Rights have not settled and such Acceptances have not been rejected under Clause 5.1.3) the Nil-paid Rights will remain enabled in CREST until 2.00 p.m. on the Closing Date (subject to Clause 5.5).

5.5
In the event that an Acceptance is prevented from settling via the CREST System by 1.00 p.m. on the Closing Date due to congestion in or breakdown of the CREST System, the Company may with the consent of the Underwriters, and shall if so required by the Underwriters, use reasonable endeavours to make arrangements to extend the required time for settlement of Acceptances via the CREST System to 2.00 p.m. on the Closing Date.

5.6
The Underwriters will use their reasonable endeavours to procure subscribers in the market for any Non-Accepted Shares (or, at their discretion, as many of them as possible) if an amount per Non-Accepted Share which is not less than the Issue Price and the expenses of procurement (including any applicable commissions and VAT) can be obtained. Any such subscribers shall be procured on terms that the subscription proceeds amounting to the Issue Price shall belong to the Company and any amount realised in excess of the Issue Price and such expenses shall be received and dealt with in accordance with Clause 5.7. The Underwriters' obligations to seek to procure such subscribers shall expire at 5.00 p.m. on the second Business Day following the Closing Date provided that the Underwriters shall not be required to perform their obligations under this Clause 5.6 if, in their opinion, it is unlikely that any such subscribers can be so procured at such price by such time. The Underwriters shall have complete discretion as to the identity of the subscribers (if any) procured by them pursuant to this Clause 5.6. As soon as practicable following notification by the Underwriters to the Company (which notice shall be copied to the Registrars) that subscribers have been found by such time for all or some of the Non-Accepted Shares, the Company shall:

5.6.1
allot the Non-Accepted Shares for which subscribers shall have been procured to such subscribers or to the Underwriters (as their agent) or to such persons as the Underwriters may direct; and

5.6.2
procure:

(i)
the crediting of New Shares to such accounts maintained within the CREST System as the Underwriters may require; and

(ii)
delivery at the direction of the Underwriters of share certificates for subscribers who do not maintain accounts within the CREST System,

    in the proportions set out in such notification and in such names and in such denominations as the Underwriters may require.

  The Underwriters shall as soon as practicable thereafter, and in any event not later than 5.00 p.m. on the fifth Business Day after the Closing Date, account to the Company for the aggregate Issue Price for the procured subscriptions (after deduction of the expenses of procuring such subscriptions) in the same manner as provided in Clause 5.10. The parties acknowledge that the creation of an assured payment obligation in favour of a CREST payment bank of the Company or its agent in respect of the monies for which the Underwriters are accountable to the Company under this Clause 5.6 shall discharge any obligation of the Underwriters to account for such monies to the Company. Upon satisfaction of their obligations under this Clause 5.6, the Underwriters will be under no further liability to the Company under the preceding provisions of this Clause 5, except to the extent of any Non-accepted Shares for which no subscribers are found pursuant to this Clause 5.6. For the avoidance of doubt the liability of the Underwriters under this Clause 5.6 shall be several and not joint or joint and several.

5.7
The Company will receive the net proceeds of subscriptions pursuant to Clause 5.6:

5.7.1
as to the Issue Price, for its own account; and

  5.7.2
  as to any premium over the Issue Price and the expenses of procuring subscriptions, on trust:

  (i)
  in the case of New Shares not taken up (the Nil-paid Rights to which were represented by a PAL at the time of their lapsing), for the person whose name and address appears on page 1 of the PAL;

  (ii)
  in the case of New Shares not taken up (the Nil-paid Rights to which were in uncertificated form as at the time of their lapsing), for the holder of such Nil-paid Rights as at the time of their disablement in CREST; and

  (iii)
  in the case of New Shares not taken up by Prohibited Shareholders, for the relevant Prohibited Shareholders,

    and the Company shall account to such persons, as provided in the Prospectus, pro rata to their respective entitlements to New Shares which they did not take up except that the net proceeds representing fractional entitlements and individual amounts of less than £3.00 will not be paid to such persons but will be retained for the benefit of the Company.

5.8
The Underwriters shall procure subscribers (as agents for the Company) or failing which shall subscribe themselves on the terms of the Prospectus and the PAL for any of the Non-Accepted Shares not otherwise subscribed pursuant to Clause 5.6 and shall, not later than the fifth Business Day after the Closing Date, pay or procure payment to the Company of the Issue Price for such Non-Accepted Shares against:

5.8.1
delivery to the Underwriters or as the Underwriters may direct of share certificates for such Non-Accepted Shares in such names and in such denominations as the Underwriters may require; and/or

5.8.2
the crediting of New Shares to such accounts maintained within the CREST System as the Underwriters may direct.

  The liability of the Underwriters to subscribe Non-Accepted Shares under this Clause 5.8 shall be joint and several.

5.9
In default of the Underwriters complying with their obligations under Clause 5.8 the Company shall be entitled (and is hereby irrevocably authorised) to treat this Agreement as the Underwriters' application for such Non-Accepted Shares on the terms set out in the Prospectus and (if any) the PAL (to the extent applicable) and subject to the Memorandum and Articles of Association of the Company and to re-allot and issue the same to the Underwriters and to register the same in the Underwriters' names such proportions as the Underwriters determine, failing which in equal proportions and payment therefor at the Issue Price will be made by the Underwriters in such proportions as the Underwriters determine, failing which in equal proportions forthwith subject to the right of the Underwriters to deduct any amounts payable to them under Clause 7 (excluding Clause 7.1.4) in accordance with Clause 7.4.

5.10
Payments to the Company by the Underwriters pursuant to Clauses 5.6, 5.8 and 5.9, shall be made to National Westminster Bank plc, 15 Bishopsgate, Sort Code 50-00-00, Account name: International Power plc, Account no. 03023524 or to such other account maintained at such branch of National Westminster Bank plc as the Company may notify the Underwriters in writing in accordance with Clause 14 at least 2 Business Days prior to the Closing Date in immediately available funds or by procuring the creation of an assured payment obligation by means of the CREST System in favour of a CREST payment bank of the Company or its agent as appropriate.

5.11
Save as provided in Clause 5.3, on expiry of the period provided in the PALs for renunciation, the Company shall procure registration of original holders of PALs (to the extent that payment in full in respect of the rights represented thereby have been received) or, where such letters have been renounced, the persons named in the relative registration application forms (to the extent that payment in full in respect of the rights represented thereby have been received), as the holders of the New Shares (without charging any registration fee). For applicants who elect to hold New Shares in certificated form, the Company shall procure that definitive share certificates in respect of the New Shares will be prepared and delivered or posted to persons entitled thereto not later than the time specified in the Prospectus (or such later date as the Underwriters may agree). In relation to Fully-paid Rights in uncertificated form, the Company shall procure that the corresponding New Shares are credited to the accounts maintained in the CREST System by the persons entitled thereto (without charging any registration fee) not later than the time specified in the Prospectus (or such later time as the Underwriters may agree).

5.12
The Company confirms to the Underwriters that any information which the Underwriters may obtain as to whether or not persons have been procured to take up any Non-Accepted Shares and for which subscribers are not procured pursuant to Clause 5.6 or, if any such persons have been so procured, as to the identities of any such persons, is information obtained by each Underwriter in its capacity as underwriter and not as financial adviser to the Company. Accordingly (and notwithstanding any relationship which any Underwriter may have with the Company as financial adviser), nothing in this Agreement shall oblige the Underwriters to disclose to the Company any of such information.

6
The Underwriters' Capacity

6.1
Any transaction carried out by the Underwriters pursuant to Clause 5.6 will constitute a transaction carried out in the capacity of agent at the request of the Company and not in respect of any Underwriter's own account.

6.2
The Underwriters will not be responsible for any loss or damage to any person arising from any insufficiency or alleged insufficiency of any dealing price (other than as a result of non-compliance by the Underwriters with the provisions of Clause 5.6) or from the timing of any such transaction.

7
Fees, Commissions and Expenses

7.1
In consideration of the Underwriters' agreement to use reasonable endeavours to procure subscribers for Non-Accepted Shares in the Rights Issue (or failing which, to subscribe such Non-Accepted Shares themselves as provided in Clause 5.8) and the Underwriters' services in connection with the Rights Issue (but without prejudice to any other fees which may be payable by the Company to the Underwriters for their services in connection with the Rights Issue), the Company shall pay to the Underwriters:

7.1.1
a commission of 1/2 per cent on the aggregate value at the Issue Price of the number of Underwritten Shares in respect of the period from and including the date of this Agreement up to but excluding the date falling 42 days after the date of this Agreement;

7.1.2
a commission of 2 per cent on the aggregate value at the Issue Price of the number of Underwritten Shares;

  7.1.3
  a further commission of 1/8 per cent on the aggregate value at the Issue Price of the number of Underwritten Shares for each additional period of 7 days or part thereof after the expiry of the initial period of 42 days from and including the date of this Agreement up to and including the second Business Day after the Closing Date or, if earlier, the date when the Underwriters' obligations hereunder are terminated or lapse or otherwise cease to be capable of becoming unconditional;

  7.1.4
  in the absolute discretion of the Company, a further commission of 1/2 per cent on the aggregate value at the Issue Price of the number of Underwritten Shares;

  7.1.5
  the Underwriters' legal and out-of-pocket expenses incurred for the purpose of or in connection with the Rights Issue (including an amount equal to any VAT thereon not otherwise recoverable by the Underwriters); and

  7.1.6
  any applicable VAT arising in respect of any supply made by the Underwriters to the Company pursuant to this Agreement.

7.2
Payment of the amounts referred to in Clauses 7.1.1, 7.1.3, 7.1.5 and 7.1.6 shall be made whether or not the Underwriters' obligations under this Agreement become unconditional or are terminated pursuant to Clause 11. Payment of the amounts referred to in Clause 7.1.2 will only be made if the Underwritten obligations under this Agreement become unconditional.

7.3
Out of the commissions referred to in Clause 7.1 the Underwriters will pay (together with VAT where applicable) sub-underwriting commissions in respect of the Underwritten Shares.

7.4
The amounts payable pursuant to sub-clauses 7.1.1, 7.1.2 and 7.1.3 shall become payable as soon as practicable but no later than the fifth Business Day following the Closing Date or, if applicable, within two Business Days of any announcement that the Rights Issue has been terminated. Amounts payable to the Underwriters pursuant to Clause 7.1 (excluding Clause 7.1.4) may be withheld by the Underwriters from any payment to be made by the Underwriters to the Company pursuant to Clause 5. The Underwriters reserve the right to deduct any amounts payable to the Underwriters under this Clause 7 (excluding Clause 7.1.4) from any payments to be made by them to the Company in respect of New Shares pursuant to Clause 5 if the Company has not paid the commissions set out in Clause 7.1 in accordance with this Clause prior to the date on which the Underwriters are required to make payment under Clause 5.

7.5
Save as already covered by Clause 7.1.5, the Company shall bear all expenses of or incidental to the Rights Issue including, without limitation, the fees and expenses of its professional advisers, the cost of preparation, advertising, printing and distribution of the Disclosure Documents and all other documents connected with the Rights Issue, the Registrars' fees, the receiving banker's fee, the listing fees of the UK Listing Authority, the fees of the Exchange and, where applicable, VAT on those fees, expenses and costs. However, the Company shall not be responsible for any charges of the CREST System payable by users other than the Company. The Company shall forthwith upon demand by any Underwriter (accompanied by the relevant receipt therefor) reimburse that Underwriter the amount of any such expenses which it may have paid on behalf of the Company together with any applicable VAT.

7.6
Without prejudice to Clause 7.5, the Company shall pay forthwith upon demand by the Underwriters any stamp duty or stamp duty reserve tax or other duty or tax imposed under the laws of the United Kingdom (other than any stamp duty or stamp duty reserve tax that may arise under Sections 67, 70, 93 and 96 of the Finance Act 1986) which is paid or payable by any Underwriter or by any subscribers of New Shares procured by any Underwriter pursuant to or as a result of the arrangements contemplated by this Agreement. For the avoidance of doubt, this Clause shall not extend to any stamp duty or stamp duty reserve tax payable in respect of transfers of, or agreements to transfer, New Shares subsequent to any such New Shares having been subscribed by persons procured by an Underwriter or by any Underwriter itself. References in this Clause 7.6 to New Shares include Nil-paid Rights, Fully-paid Rights and any interest in, or rights to allotment of, New Shares and references to stamp duty or stamp duty reserve tax shall include any interest thereon or penalties referable thereto.

8
Announcements

8.1
Save as provided in Clause 8.2, no public announcement or communication concerning the Company or its subsidiary undertakings which is or may be material in the context of the Rights Issue, other than the Disclosure Documents, may be made or despatched between the date hereof and 40 days after the Closing Date (inclusive) without the prior written consent of the Underwriters and the Joint Sponsors.

8.2
The provisions of Clause 8.1 shall not apply to any such public announcement or communication if and to the extent that it is required by law or by the UK Listing Authority or by the Exchange or under the Regulations or the rules, practices and procedures laid down by CRESTCo, provided that prior to the making or despatch thereof the Company shall (where practicable) consult with the Underwriters and the Joint Sponsors as to the content, timing and manner of making or despatch thereof and the Company shall take into account all reasonable requirements on the Underwriters and the Joint Sponsors' part in relation thereto.

8.3
The Company shall use all reasonable endeavours to procure that employees of the Company and its subsidiaries and advisers to and agents of the Company observe the restrictions set out in Clause 8.1 as if they were parties thereto.

9
Representations, Warranties and Undertakings

9.1
The Company represents and warrants to each of the Underwriters and the Joint Sponsors that:

9.1.1
(a) all statements of fact contained in the Disclosure Documents are true and accurate in all material respects and not misleading in any material respect; (b) all forecasts, estimates and expressions of opinion, intention and expectation contained therein are honestly held by the Directors and have been made on reasonable grounds after due and careful enquiry and consideration; and (c) all expressions of opinion, intention or expectation attributed to any other person or persons are considered by the Company and each of the Directors to be honestly held and based on reasonable grounds after due and careful consideration and not misleading and there are no other facts known (or which on reasonable enquiry could be known) to the Company or the Directors, the omission of which would make any statement or expression in any Disclosure Document misleading in any material respect;

  9.1.2
  there is no information which has not been disclosed in the Prospectus or Supplementary Prospectus (if applicable) which investors and their professional advisers would reasonably require, and reasonably expect to find in the Prospectus or Supplementary Prospectus, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Company and of the rights attaching to the New Shares, having regard to the matters referred to in Section 80(4) of the FSMA, or which should be taken into account by the UK Listing Authority, which has not otherwise been made available to it by the Underwriters or the Joint Sponsors, in considering the application for listing of the New Shares;

  9.1.3
  the Disclosure Documents contain all particulars and information required by, and the allotment and issue of the New Shares, Nil-paid Rights and Fully-paid Rights and the issue or publication of the Disclosure Documents will comply in all respects with, the Companies Act, the Regulations and the rules, practices and procedures laid down by CRESTCo, the FSMA, the Listing Rules, the Admission and Disclosure Standards, the rules and regulations of the Exchange and all other relevant laws and regulations in the United Kingdom or the United States;

  9.1.4
  all factual statements which have been made or information which has been provided by or on behalf of the Company with its authority to the FSA in its capacity as the UK Listing Authority or the Exchange since the Accounts Date are true and accurate in all material respects and are not misleading in any material respect, and there are no facts known to the Company or the Directors, having made due and careful enquiry and after consultation with its advisers, which have not been disclosed to the UK Listing Authority or the Exchange in connection therewith which by their omission would make any such statements misleading;

  9.1.5
  without prejudice to the provisions of Clauses 9.1.1 to 9.1.4 above:

  (i)
  the Directors' expectations as to future dividends to be recommended for payment as set out in the Results Announcement have been formed after due and careful enquiry and consideration and are based on reasonable grounds;

  (ii)
  the passages headed"Key highlights", "Strategic rationale" and "Funding of acquisition" in the Acquisition Announcement and the passage headed "Outlook in the Interims Announcement" and all statements of the Directors' beliefs in the Rights Issue Announcement represent the true and honest belief of the Directors arrived at after due and careful consideration and enquiry; and

  (iii)
  the details of the authorised and issued share capital of the Company set out in the Prospectus are true and accurate in all respects.

  9.1.6
  the audited consolidated balance sheet of the Group as at 31 December 2003 and the audited consolidated profit and loss account and cash flow statement of the Group for the financial year ended on such date (including the notes thereto) have been prepared in accordance with the Companies Act 1985 and (except to the extent (if any) disclosed therein) generally accepted accounting principles, standards or practice consistently applied and give a true and fair view of the state of affairs of the Group as at that date and the profit or loss and cash flow of the Group for the financial year to that date;

  9.1.7
  (a) the financial information contained in the Interim Results has been prepared with all due care and attention and in accordance with generally accepted accounting principles and practices consistent with those used in the preparation of the audited consolidated accounts of the Group for the financial year ended 31 December 2003; (b) all statements of fact contained in such statement relating to the Group were when made and remain true and accurate in all material respects and are not misleading in any material respect and all expressions of opinion, intention and expectation contained therein are and remain fair and honestly held and were made after due and careful enquiry and consideration; and (c) such statement complied in all material respects with all applicable statutory and regulatory requirements of the United Kingdom and any other relevant jurisdiction;

  9.1.8
  The financial information on the Edison Mission Energy assets (the "Edison Mission Energy Business") contained in the Announcements including the related statement regarding the Basis of Preparation and Notes to the Summary Combined Information (the "Statement and Notes") and in the Prospectus (and including, if appropriate, provisions equivalent to the Statement and Notes) (the "Edison Mission Energy Financial Information") includes, in each case, all financial information on the Edison Mission Energy assets which is material to investors (other than changes arising from the translation of the relevant financial statements from US GAAP to UK GAAP and adjustments made to such financial information to ensure that the financial information in the Short Form Report is presented on a basis which is consistent with the accounting policies of the Company and provided in each case that such translation and changes are consistent with the narrative description of differences between UK GAAP and US GAAP and differences in the accounting policies of the Edison Mission Energy Business and the Company contained in the Acquisition Announcement), has, in each case, been properly extracted from the special purpose accounts (the "Edison Mission Energy Accounts") prepared by the Reporting Accountants on the Edison Mission Energy Business, and fairly presents, in each case, the financial condition and results of operations of the Edison Mission Energy Business; all material adjustments made in preparing the Edison Mission Energy Accounts are appropriate and reasonable and all such adjustments have been fairly described in the Announcements and in the Prospectus; all material adjustments to be made to the Edison Mission Energy Accounts for the purposes of the Short Form Report are fairly disclosed in the Announcements and the Prospectus and such disclosure will enable investors to form a reasonable assessment of the financial information which will appear in the Short Form Report;

  9.1.9
  since the date on which the Interim Results were published there has been no significant change nor any development involving a prospective significant change in the financial or trading position or prospects of the Group taken as a whole, whether or not arising in the ordinary course of business;

  9.1.10
  any Publicly Available Information published through a Regulatory Information Service in the period since 1 January 2003 was, at the time it was issued or made, in compliance with all relevant laws and regulations of the United Kingdom, including, without limitation, the requirements as at the date thereof of the Listing Rules, the Admission and Disclosure Standards, the Companies Act, the FSMA, the requirements of the UK Listing Authority and Exchange and, in all material respects, with all relevant laws of the United States;

  9.1.11
  save as disclosed in the Announcements and Prospectus no Group Company has any claims outstanding against it or is engaged in any litigation, arbitration, prosecution, investigation, enquiry or other legal proceeding, nor is any such proceeding, threatened or (so far as the Company is aware) pending against any Group Company, nor (so far as the Company is aware) is there any claim or any fact likely to give rise to a claim, which in any such case individually or collectively with all other such claims may have or has had during the 12 months preceding the date of the Prospectus a materially adverse effect on the business or financial position of the Group taken as a whole;

  9.1.12
  so far as the Company is aware, having made due and careful enquiries, there is no labour dispute with the employees of the Company or any subsidiary which is reasonably likely to have a material adverse effect on the business or financial position of the Group taken as a whole;

  9.1.13
  save as disclosed in the Announcements and Prospectus during the 24 months preceding the date hereof, no Group Company has entered into any contract or commitment or incurred any liability (including a contingent liability) which is outside the ordinary course of business or is of an unusual or onerous nature which, in the context of the Rights Issue, might be material for disclosure and the Group taken as a whole has carried on business in the ordinary and usual course;

  9.1.14
  save as disclosed in the Announcements and Prospectus and save as contemplated by the ANP Restructuring Plan no outstanding indebtedness of any Group Company has become repayable before its stated maturity, nor has any security in respect of such indebtedness become enforceable by reason of default by any Group Company and no event has occurred or is, so far as the Company is aware, impending which, with the lapse of time or the fulfilment of any condition or the giving of notice or the compliance with any other formality, may result in any such indebtedness becoming so repayable or any such security becoming enforceable and no person to whom any indebtedness of any Group Company which is repayable on demand is owed, has demanded or threatened that it will demand repayment of, or take any steps to enforce any security for, the same;

  9.1.15

  (i)
  all the Group's borrowing facilities have been duly executed and are in full force and effect;

  (ii)
  all undrawn amounts under such borrowing facilities are or will be capable of drawdown; and

  (iii)
  there is, no fact or circumstance subsisting which, so far as the Company is aware, could cause any undrawn amounts under any such borrowing facilities to be unavailable for drawing as required;

  9.1.16
  the Company has power under its Memorandum and Articles of Association to enter into and perform this Agreement and to allot and issue the New Shares, the Nil-paid Rights and the Fully-paid Rights in certificated or uncertificated form in accordance with the Prospectus and the PAL without any further sanction, the Company's existing Ordinary Shares are participating securities in, and have not been suspended from, the CREST System;

  9.1.17
  this Agreement has been duly authorised, executed and delivered by the Company and, assuming the due authorisation, execution and delivery thereof by the Underwriters and the Joint Sponsors, will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity, and the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will not contravene any provision of applicable law or regulation or its Memorandum and Articles of Association;

  9.1.18
  neither the Company nor any member of its Group has directly or indirectly done any act or engaged in any course of conduct in breach of Section 397 of the FSMA or constituting "market abuse" under Section 118 of the FSMA, in each case including any regulations made pursuant thereto nor has any person acting on its behalf or on behalf of any other member of its Group (which for this purpose excludes the Underwriters, the Joint Sponsors and their respective associates and affiliates) done any act or engaged in any course of conduct as described above;

  9.1.19
  the Company has not been the subject of any investigation by the FSA or received any requests for information from the FSA pursuant to its powers under Part XI of the FSMA;

  9.1.20
  save as fairly disclosed in the Prospectus, no Group Company:

  (i)
  is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "environmental laws");

  (ii)
  owns or operates any real property contaminated with any substance that is subject to any environmental laws;

  (iii)
  is liable for any off-site disposal or contamination pursuant to any environmental laws; or

  (iv)
  is subject to any claim relating to any environmental laws,

    which violation, contamination, liability or claim would individually or in the aggregate would have a material adverse effect on the Group taken as a whole and (so far as the Company is aware) there is no pending investigation which is likely to lead to such a claim;

  9.1.21
  each Group Company which is material in the context of the Group and the Rights Issue taken as a whole has carried on and is carrying on its business and operations in each jurisdiction in which it operates in accordance with all applicable laws, regulations and by-laws and all statutory and other licences, permissions, consents, permits, approvals and authorisations necessary for the carrying on of the businesses and operations of each such Group Company, in each case non-compliance with which would be material in the context of the Group as a whole;

  9.1.22
  none of the entering into and performance of this Agreement, the making of the Rights Issue or the issue or publication of any of the Disclosure Documents will give rise to any breach (for which an appropriate waiver has not been obtained) which would be material in the context of the Rights Issue under any agreement to which any Group Company is a party or by which any of them or any of their respective properties or assets is bound, or will infringe any borrowing limits or restrictions or the terms of any contract, obligation or commitment of any Group Company (save to the extent of any such waiver);

  9.1.23
  all information relating to the Group supplied by the Company:

  (i)
  to the Auditors or the Underwriters or the Joint Sponsors for the purpose of their examination and review of the working capital projections of the Group and of the profit forecast for the year ending 31 December 2004 as set out in the Prospectus and the Earnings Accretion Statement; and

  (ii)
  to the Auditors for the purposes of preparing the Interim Results or any other financial information in connection with the preparation of the Prospectus,

    (to the extent such information relates to the past) has been accurately compiled and is true and accurate in all material respects and is not by itself or by omission misleading in any material respect and (to the extent it relates to the future) is based on reasonable assumptions and represents honestly held beliefs;

  9.1.24
  the Profit Forecast, the Earnings Accretion Statement and the Working Capital Report have been approved by the Board and have been prepared after due and careful enquiry and all estimates and expressions of opinion or intention contained therein are made on reasonable grounds and are truly and honestly held by the Directors and are fairly based, all assumptions on which any forecast is made are reasonable and there are no other facts known or which could on reasonable enquiry have been known to the Directors, the omission of which would make any statement or expression in the Profit Forecast, Earnings Accretion Statement or Working Capital Report or report misleading in any material respect;

  9.1.25
  taking into account the estimated net proceeds of the Rights Issue and having regard to existing bank and other facilities, the Company and its subsidiary undertakings will have sufficient working capital for their present requirements that is for 12 months from the date of the Prospectus;

  9.1.26
  there are no companies, undertakings, partnerships or joint ventures in existence whose results are not consolidated with the results of the Group, but whose default would affect the indebtedness or increase the contingent liabilities of the Group to an extent which would have a material adverse effect on the financial or trading position of the Group or would otherwise be material in the context of the Rights Issue;

  9.1.27
  the New Shares will be properly and validly allotted and issued and will be fully paid or credited as fully paid, and no person has or will have the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of any Group Company under any option or other agreement (including conversion rights and rights of pre-emption) which could affect the Company's ability to allot or issue the New Shares;

  9.1.28
  Save as disclosed in the ANP Announcement and the Prospectus:

  (i)
  no order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributories) of any Group Company and there are no cases or proceedings under any applicable insolvency, reorganisation, or similar laws in any jurisdiction concerning any Group Company and (so far as the Company is aware) no events have occurred which, under applicable laws, would justify any such cases or proceedings;

  (ii)
  no petition has been presented or (so far as the Company is aware) other proceedings have been commenced for an administration order to be made (or any other order to be made by which during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a Court, governmental agency or similar body) in relation to any Group Company, nor has any such order been made;

  (iii)
  no receiver (including an administrative receiver), liquidator, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of any Group Company and (so far as the Company is aware) no step has been taken for or with a view to the appointment of such a person; and

  (iv)
  no Group Company is insolvent or unable to pay its debts as they fall due;

  9.1.29
  all the material assets of each of the Group Companies which are of an insurable nature have at all times been and are at the date of this Agreement insured in amounts reasonably regarded as adequate against fire and other risks normally insured against by companies carrying on similar businesses or owning assets of a similar nature and each Group Company has at all material times been and is at the date of this Agreement adequately covered against accident, third party injury, defective products, environmental liabilities, damage and other risks normally covered by insurance by such companies;

  9.1.30
  provision has been made in the consolidated financial statements as at and for the year ended 31 December 2003 and the Interim Results in accordance with generally accepted accounting principles in the UK for each pension scheme of the Group, details of which are set out in the Prospectus (the "Scheme", or collectively, the "Schemes"), and, save as fairly disclosed in the Prospectus, the Schemes have been funded based on the most recent actuarial valuations in accordance with applicable laws and regulations and are being funded on the basis of the recommendations set out in such actuarial valuations;

  9.1.31
  the information on the Edison Mission Energy Assets and the Edison Mission Energy acquisition agreement contained in the Announcements or the Prospectus is accurate in all material respects and does not omit any material fact necessary to make this information not misleading;

  9.1.32
  (i) the ANP Out of Court Restructuring will not result in the Company or any of its subsidiaries or subsidiary undertakings (other than subsidiaries or undertakings in the ANP Group) (the "Non-ANP Companies") being in default under the terms of any contracts or agreements for financial indebtedness of the Non-ANP Companies and subject to the terms of the ANP Restructuring Plan and the ANP Facility any demands or claims under or in relation to any indebtedness of ANP and its subsidiaries are and will be without recourse to the Non-ANP Companies and the ANP Out of Court Restructuring has at all times and will comply with all applicable laws and regulations; and

  9.1.33
  the Announcement Verification Materials and Verification Notes:

  (i)
  have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide such replies; and

  (ii)
  (so far as the Company is aware) have been given in good faith.

9.2
The Company represents and warrants to each of the Underwriters and the Joint Sponsors that:

9.2.1
The Company is not, and, immediately after giving effect to the offering and sale of the Nil-paid Rights, the Fully-paid Rights and the New Shares and the application of the proceeds thereof as set forth in the Prospectus, will not be, required to register as an "investment company" as such term is defined in the US Investment Company Act of 1940 (the "Investment Company Act").

9.2.2
Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf (except that no representation or warranty is made with respect to the Underwriters) (i) has made or will make offers or sales of any security, or has solicited or will solicit offers to buy, or otherwise has negotiated or will negotiate in respect of, any security, under circumstances that would require the registration of the Nil-paid Rights, the Fully-paid Rights or the New Shares under the Securities Act, or (ii) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Nil-paid Rights, the Fully-paid Rights or the New Shares in the United States.

9.2.3
Neither the Company, nor any of its respective affiliates, nor any person acting on its or their behalf (except that no representation or warranty is made with respect to the Underwriters) has engaged in any "directed selling efforts" (as defined in Regulation S) with respect to the Nil-paid Rights, the Fully-paid Rights or the New Shares.

9.2.4
The Company is a "foreign issuer" (as such term is defined in Regulation S) which reasonably believes that there is no "substantial US market interest" (as such term is defined in Regulation S) in the Nil-paid Rights, the Fully-paid Rights or the New Shares or securities of the same class as the Nil-paid Rights, the Fully-paid Rights and the New Shares.

9.2.5
Assuming (i) the accuracy of and compliance with the representations, warranties and covenants of the Underwriters in Section 9.15 hereof and (ii) compliance by the Underwriters with the offering procedures and restrictions set forth in the Prospectus, it is not necessary in connection with the offer, sale and delivery of the Nil-paid Rights, the Fully-paid Rights and the New Shares to the Underwriters in the manner contemplated by this Agreement to register the offering of Nil-paid Rights, the Fully-paid Rights and the New Shares under the Securities Act.

  9.2.6
  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf (except that no representation or warranty is made with respect to the Underwriters) has taken or will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilization in violation of applicable laws or manipulation of the price of any security of the Company to facilitate the sale or resale of the Nil-paid Rights, the Fully-paid Rights or the New Shares.

  9.2.7
  The Company will cooperate with the Underwriters, in arranging for the qualification of the Nil-paid Rights, the Fully-paid Rights or the New Shares for offering and sale under the securities or "Blue Sky" laws of any relevant jurisdiction, including the United States, any State thereof and any relevant European country, as the Underwriters may reasonably designate and will continue such qualifications in effect for as long as may be necessary to complete the resale of the Nil-paid Rights, the Fully-paid Rights and the New Shares; provided that, in connection therewith, the Company shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so qualified or subject. The Company will immediately advise the Underwriters of the receipt by the Company of any notification with respect to the suspension of the qualification of the Nil-paid Rights, the Fully-paid Rights or the New Shares, for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes.

  9.2.8
  During the period of two years after the Closing Date, the Company will not, and will not permit any of its "affiliates" (as defined in Rule 144 under the Securities Act) to resell any New Shares which constitute "restricted securities" under Rule 144 that have been reacquired by any of them.

  9.2.9
  The conduct of the Rights Issue in the manner set out in the Rights Issue Announcement, the Prospectus and this Agreement will not conflict with the relevant requirements of the NYSE or the provisions of the Deposit Agreement.

9.3
The Company agrees and acknowledges that, except as provided in Clause 9.4 the representations and warranties made and given pursuant to Clause 9.1 or 9.2 shall be true accurate and correct on the date hereof, the Posting Date and immediately prior to Admission and the representations and warranties shall be deemed to be repeated on each such date. Without prejudice to Clause 9.5, to the extent that they are given prior to the Posting Date in connection with or in relation to the Prospectus, the representations, warranties and undertakings contained in this Clause 9 shall be:

(a)
deemed to have been given only in respect of Part 1 (Letter from the Chairman), Part 4 (Information on the Company) (save as qualified by announcements made by the Company through a Regulatory Information Service since the date of filing of the Company's most recent Form 20-F with the SEC), Part 5 (Interim Results of International Power), Part 6 (Information on the Contemplated Transactions) and Part 9 (Additional Information) (save as qualified by announcements made by the Company through a Regulatory Information Service since the date of filing of the Company's most recent Form 20-F with the SEC), of a draft of the Prospectus initialled by Linklaters (on behalf of the Underwriters and the Joint Sponsors) and Clifford Chance (on behalf of the Company) on the date hereof and not in respect of any other information contained in the Prospectus;

  (b)
  qualified in their entirety by the content of the Announcements and, for this purpose, to the extent there is any inconsistency between the Prospectus and the Announcements, the terms of the Announcements shall prevail; and

  (c)
  subject to the qualification that the information contained in the Prospectus is in draft form and is subject to change to the extent necessary to comply with law or regulation or otherwise (but only to the extent such change would in the opinion of the Underwriters be material in the context of the Rights Issue) with the consent of the Underwriters, and for the avoidance of doubt, these limitations shall cease to apply with effect from the Posting Date and on each subsequent repetition of the representations and warranties in Clauses 9.1 and 9.2 thereafter.

9.4
Each representation or warranty which is made or given pursuant to Clause 9.1 or 9.2 in relation to a Subsequent Disclosure Document or the Verification Notes or any information contained therein is made or given on the Posting Date and immediately prior to Admission in relation to the relevant Subsequent Disclosure Document and the Verification Notes in its or their final form.

9.5
The Company undertakes to each Underwriter and MSIL:

(i)
that there will be no material change between any financial information contained in the Announcements and the equivalent information in the Prospectus in its final form; and

(ii)
that there will be no material change between such information and the financial information on the Edison Mission Energy Business contained in the short form accountants' report to be included in the Acquisition Circular (the "Short Form Report")

  other than changes arising from the translation of the relevant financial statements from US GAAP to UK GAAP and adjustments made to such financial information to ensure that the financial information in the Short Form Report is presented on a basis which is consistent with the accounting policies of the Company and provided in each case that such translation and changes are consistent with the narrative description of differences between UK GAAP and US GAAP and differences in the accounting policies of the Edison Mission Energy Business and the Company contained in the Acquisition Announcement.

9.6
The Company acknowledges that the Underwriters and the Joint Sponsors are entering into this Agreement in reliance on the representations, warranties and undertakings set out in this Clause 9 and each such representation, warranty and undertaking shall not be limited by reference (express or implied) to the terms of any other representation, warranty or undertaking or any other provision of this Agreement.

9.7
The representations and warranties given in this Clause 9 shall remain in full force and effect notwithstanding the completion of the Rights Issue and all other matters and arrangements referred to in or contemplated by this Agreement.

9.8
The Company hereby confirms to the Underwriters and the Joint Sponsors that no member of the Group has entered into any agreement or arrangement concerning its liability for any breach of the representations and warranties or in relation to any other provisions of this Agreement.

9.9
The Company undertakes to the Underwriters and the Joint Sponsors:

9.9.1
to give notice to the Underwriters and the Joint Sponsors of any breach of any of the representations, warranties or undertakings contained in this Clause 9 or any other provision of this Agreement, or of the occurrence of any Specified Event, which shall come to the knowledge of the Company or of any Director prior to Admission; and

  9.9.2
  not to do anything with a view to causing and to use all reasonable endeavours not to permit any Specified Event to occur before Admission.

9.10
The Company undertakes to the Underwriters and the Joint Sponsors that it will not, and will procure that none of its subsidiaries will, other than in connection with the acquisition of the Edison Mission Energy Business, between the date hereof and 60 days after the Closing Date inclusive, enter into any agreement, commitment or arrangement which is material in the context of the business or affairs of the Company and its subsidiaries taken as a whole or which could materially and adversely affect the Rights Issue.

9.11
The Company undertakes to the Underwriters and the Joint Sponsors that it will not, and will procure that none of its subsidiaries will, between the date hereof and 180 days after the Closing Date inclusive, allot, issue or grant any rights in respect of (whether directly or indirectly) any securities of the Company or enter into any agreement, commitment or arrangement to allot, issue or grant any rights in respect of any securities of the Company (except for the grant of options under, or allotment and issue of shares pursuant to options under, any employee share schemes of the Company or under the Convertible Bonds) provided that from the 90th day after the Closing Date the restrictions in the foregoing sentence will apply only to "relevant securities" as defined in Section 80(2) of the Companies Act as though all references to "securities" in this Clause 9.11 were to "relevant securities".

9.12
The Company confirms to the Underwriters and the Joint Sponsors that it has appointed the Registrars to act as registrar and receiving agent in connection with the Rights Issue and to perform the obligations described in the Prospectus and that the Registrars are admitted as registrar and receiving agent in respect of the CREST System.

9.13
The Company undertakes to the Underwriters and the Joint Sponsors not to take any action between the date hereof and the Closing Date without the prior consent of the Underwriters which would or could cause any of the Ordinary Shares, the Nil-paid Rights and the Fully-paid Rights to be disabled in the CREST System.

9.14
Each of the Underwriters, severally and not jointly, represents and warrants to, and agrees with, the Company that:

9.14.1
it understands that the Nil-paid Rights, the Fully-paid Rights and the New Shares have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold within the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act;

9.14.2
neither it, nor any of its affiliates, nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer and sale of the Nil-paid Rights, the Fully-paid Rights or the New Shares in the United States;

9.14.3
neither it, nor any of its affiliates, nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Nil-paid Rights, the Fully-paid Rights or the New Shares;

9.14.4
neither it, nor any of its affiliates, nor any person acting on its or their behalf has offered or sold or will offer or sell any Nil-paid Rights, the Fully-paid Rights or New Shares (i) within the United States to persons that it reasonably believes to be QIBs pursuant to an exemption from the registration requirements of the Securities Act and (ii) outside the United States except in accordance with Regulation S;

  9.14.5
  it has not entered and will not enter into any contractual arrangement with any distributor (as that term is defined in Regulation S) with respect to the distribution or delivery of the Nil-paid Rights, the Fully-paid Rights or the New Shares, except with its affiliates or with the prior written consent of the Company; and

  9.14.6
  in relation to Prohibited Shareholders it will comply with all material applicable securities laws, regulation, requirements, practices and guidelines in any jurisdictions relevant to the Rights Issue (other than, save as set out above, the United States).

10        Indemnity

10.1
Subject to the provisions of this Clause 10, the Company shall indemnify each of the Underwriters against:

10.1.1
all claims, actions, proceedings, investigations, demands, judgments and awards (together "Claims") which may be instituted, made, threatened or alleged against or otherwise involve the Underwriters or any one of them; and

10.1.2
all losses, liabilities, damages, costs, charges and expenses (together "Losses") which may be suffered or incurred by the Underwriters or any one of them,

  in connection with or arising out of the services rendered or duties performed by the Underwriters or any one of them under this Agreement or otherwise in connection with the making or implementation of the Rights Issue, including (without limitation) all Losses which the Underwriters or any one of them may incur in investigating, preparing, disputing or defending, or providing evidence in connection with, any Claim (whether or not any Underwriter is an actual or potential party to such Claim) or in establishing any Claim or mitigating any Loss on their or its part or otherwise enforcing their or its rights under this Clause 10 which shall be additional and without prejudice to any rights which the Underwriters may have at common law or otherwise.

10.2
The indemnity set out in Clause 10.1 shall extend (without limitation) to all Claims which may be instituted, made, threatened or alleged against or otherwise involve the Underwriters or any one of them and to all Losses suffered or incurred by the Underwriters or any one of them:

10.2.1
as a person who has authorised the contents of the Prospectus or any part thereof for the purpose of Article 6 of the Financial Services and Markets Act 2000 (Official Listing of Securities) Regulations 2001; or

10.2.2
as a person who has issued or approved the contents of any financial promotion made in connection with the Rights Issue for the purpose of Section 21 FSMA; or

10.2.3
in its capacity as joint sponsor to the Company's application for admission of the New Shares to the Official List; or

10.2.4
in connection with or arising out of:

(i)
the issue and publication of the Disclosure Documents (or any of them) and any supplementary prospectus; or

(ii)
any breach or alleged breach by the Company of the representations, warranties or undertakings contained in Clause 9 or of any other obligation of the Company pursuant to this Agreement; or

    (iii)
    the failure or alleged failure by the Company, any of its subsidiaries or any of the Directors to comply with the Companies Act 1985, the Regulations and the rules, practices and procedures laid down by CRESTCo, the FSMA, the Criminal Justice Act 1995, the Listing Rules, the rules and regulations of the Exchange or any other requirements of statute or regulation in relation to the Rights Issue; or

    (iv)
    the Disclosure Documents not containing, or being alleged not to contain, all information material in the context of the Rights Issue, whether required by statute or not, or any statement contained therein being, or being alleged to be, untrue, incorrect or misleading; or

    (v)
    the issue of New Shares, the Nil-paid Rights or the Fully-paid Rights.

10.3
The Underwriters shall not be entitled to be indemnified in respect of Claims or Losses to the extent that:

10.3.1
a final decision of a court of competent jurisdiction has determined that they have arisen primarily as a result of the negligence, bad faith or wilful default of the Underwriters provided that this Clause 10.3.1 shall not apply to Claims or Losses to the extent that they arise out of or are attributable to any matters referred to in Clause 10.2.4 (i), (iv) and (v) or a failure by the Company to comply with the FSMA; or

10.3.2
such Losses are attributable to a decline in the market value of the New Shares and are suffered or incurred by the Underwriters as a result of them having been required to subscribe for New Shares pursuant to Clause 5 unless such Losses are caused by or result from or are attributable to or would not have arisen but for (in each case directly or indirectly) any breach by the Company of any of its obligations under this Agreement or any breach of any representations, warranties and undertakings contained in Clause 9 or any circumstances which constitute such a breach.

10.4
Notwithstanding any rights or claims which the Company may have or assert against the Underwriters in connection with this Agreement, the Rights Issue or any of the other arrangements contemplated by the Disclosure Documents or this Agreement, no Claim will be brought by the Company or any Group Company against any director or any other officer and/or any employee, representative or agent of any Underwriter in respect of any conduct, action or omission by the individual concerned in connection with this Agreement or the Rights Issue or any of the other transactions contemplated by the Disclosure Documents or this Agreement.

10.5
If an Underwriter becomes aware of any Claim relevant for the purposes of Clause 10.1 or 10.2 or any matter which may give rise to a Claim, the Underwriter shall promptly notify the Company thereof, provided that failure by the Underwriter to notify the Company shall not relieve the Company from the obligation to indemnify except to the extent that the Company suffers material prejudice as a result of such failure. In case any proceedings (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Clause 10.1 or 10.2 such person (the "indemnified party") and shall provide the Company with such information and copies of such documents relating to the Claim as the Company may reasonably request and shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceedings and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceedings (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Underwriters. The indemnifying party shall not be liable for any settlement of any proceedings effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceedings in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include a statement as to an admission of fault, culpability or a failure to act by or on behalf of an indemnified person.

10.6
No Claim shall be made against the Underwriters by the Company to recover any Losses incurred by the Company in connection with or arising out of the services rendered or duties performed by the Underwriters under this Agreement or otherwise in connection with the making or implementation of the Rights Issue unless and to the extent that a final decision of a court of competent jurisdiction has determined that they have arisen primarily as a result of the negligence, bad faith or wilful default of the Underwriters.

10.7
If any sum payable under this Clause 10 shall be subject to a charge to taxation in the hands of the Underwriters, the sum payable shall be increased to such sum as will ensure that after payment of such taxation the Underwriters (after giving credit for any tax relief available to the Underwriters in respect of the Losses giving rise to such payment) shall be left with a sum equal to the sum that they would have received in the absence of such charge to taxation.

10.8
The Company agrees that:

10.8.1
if it becomes aware of any claim relevant for the purpose of Clause 10.1 or any matter which may give rise to a Claim, the Company shall notify each Underwriter (acting for itself and as trustee and/or agent for each Morgan Stanley Indemnified Person (in the case of Morgan Stanley) and each Cazenove Indemnified Person (in the case of Cazenove)) thereof and shall provide the relevant Underwriter with such information and copies of such documents relating to the Claim as the relevant Underwriter may reasonably request; and

10.8.2
it will not, without the prior written consent of the relevant Underwriter, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Claim in respect of which indemnification may be sought under this Clause 10 (whether or not an Underwriter is an actual or potential party to such Claim) unless such settlement, compromise or consent includes an unconditional release of each Underwriter from all liability arising out of such Claim and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Underwriter.

10.9
If the Company enters into any agreement or arrangement with any adviser for the purpose of or in connection with the Rights Issue, the terms of which provide that the liability of the adviser to the Company or any other person is excluded or limited in any manner, and an Underwriter may have joint and/or several liability with such adviser to the Company or to any other person arising out of the performance of its duties under this letter, the Company shall:

10.9.1
not be entitled to recover any amount from the relevant Underwriter which, in the absence of such exclusion or limitation, the Underwriter would have been entitled to recover pursuant to the Civil Liability (Contribution) Act 1978;

10.9.2
indemnify each Underwriter in respect of any increased liability to any third party which would not have arisen in the absence of such exclusion or limitation; and

10.9.3
take such other action as an Underwriter may require to ensure that the Underwriter is not prejudiced as a consequence of such agreement or arrangement.

10.10
The Company will promptly notify the Underwriters of any limitation, restriction or exclusion (whenever arising, and whether relating to the time period during which a Claim can be made, the quantum of a Claim or otherwise) on the extent to which the Company and/or any of its respective subsidiary undertakings may claim against any third party or parties and/or of any waiver or release of any right of the Company to so claim (each a "Limitation") in respect of anything which may arise, directly or indirectly, out of or is based upon or is in connection with the Rights Issue or the subject matter of the obligations or services to be performed under this Agreement by the Underwriters or on their behalf. Without prejudice to the rights of the Underwriters under the other provisions of this Clause 10, where any damage or loss is suffered by the Company for which an Underwriter would otherwise be jointly and severally liable with any third party or third parties to the Company or any of its subsidiary undertakings, associates or affiliates, the extent to which such damage or loss will be recoverable from any Underwriter shall be limited so as to be in proportion to the contribution of the relevant Underwriter to the overall fault for such damage or loss, as agreed between the parties, or, in the absence of agreement, as determined by a court of competent jurisdiction but, in any event, the Underwriter shall have no greater liability than if any Limitation did not apply. The degree to which the Underwriters shall be entitled to rely on the work of any adviser to the Company or any other third party will be unaffected by any limitation which the Company may have agreed with the third party.

10.11
For the purposes of this Clause 10, the expression the "Underwriters" shall mean each Indemnified Person and the expression "Underwriter" shall mean each Morgan Stanley Indemnified Person or each Cazenove Indemnified Person, as the context requires.

10.12
Each Indemnified Person shall have the right under the Contracts (Rights of Third Parties) Act 1999 (which shall apply to this Agreement only to the extent provided in this Clause 10.10) to enforce its rights against the Company under this Clause 10 provided that, save to the extent notified in writing by Morgan Stanley to any Morgan Stanley Indemnified Person or by Cazenove to any Cazenove Indemnified Person, Morgan Stanley or Cazenove (as the case may be and without obligation) will have the sole conduct of any action to enforce such rights on behalf of the relevant Morgan Stanley Indemnified Person (other than MSIL which will always be entitled to enforce such rights itself) or Cazenove Indemnified Person. Save as provided in this Clause 10.12, Indemnified Persons other than the Underwriters and the Joint Sponsors will not be entitled directly to enforce their rights against the Company under this Agreement, under the Contracts (Rights of Third Parties) Act 1999 or otherwise. The Underwriters, the Joint Sponsors and the Company may agree to terminate this Agreement or vary any of its terms without the consent of any Indemnified Person and the Underwriters and the Joint Sponsors will have no responsibility to any Indemnified Person under or as a result of this Agreement.

11        Termination

11.1
If before Admission it shall come to the notice of either Underwriter that:

11.1.1
any statement contained in any Disclosure Document was when made untrue, incorrect or misleading in any respect, which is material in the context of the Rights Issue;

11.1.2
the Company makes or is required to make any public announcement (including by virtue of a prospectus or a Supplementary Prospectus) which discloses or is required to disclose that any of the statements made in the Announcements or in the chairman's letter in the Prospectus are no longer accurate or are misleading, in each case, to an extent that would be material in the context of the Rights Issue; or

11.1.3
there has been a breach of any of the representations, warranties or undertakings contained in Clause 9 or of any other provision of this Agreement, which in any such case is material in the context of the Rights Issue; or

11.1.4
a Specified Event which is material in the context of the Rights Issue has occurred,

  the Underwriters acting jointly will forthwith give notice thereof to the Company and Clause 11.3 shall apply.

11.2
If:

11.2.1
following the date of this Agreement but before Admission, there shall have been an adverse change (whether or not foreseeable at the date of this Agreement), or any development reasonably likely to involve a prospective adverse change, in or relating to the results of operations or the financial or trading position of the Group taken as a whole, whether or not arising in the ordinary course of business which, in any case, is, in the reasonable opinion of the Underwriters, material in the context of the Rights Issue;

  11.2.2
  following the date of this Agreement but before Admission, trading in any securities of the Company, but not securities generally, has been suspended or limited by the LSE, or on the New York Stock Exchange or any exchange or over-the-counter market, the effect of which is, in the reasonable opinion of the Underwriters, material in the context of the Rights Issue; or

  11.2.3
  following the date of this Agreement but before Admission, there shall have been an adverse change (whether or not foreseeable at the date of this Agreement), or any development reasonably likely to involve a prospective adverse change, in or relating to the general affairs, corporate governance, results of operations, financial or trading position of the Edison Mission Energy Business, whether or not arising in the ordinary course of business which, in any case, is, in the reasonable opinion of the Underwriters, material in the context of the Rights Issue.

11.3
Where this Clause 11.3 applies, the Underwriters acting jointly may in their absolute discretion:

11.3.1
allow the Rights Issue to proceed on the basis of the Disclosure Documents, subject, if the Underwriters so request, to the publication of a Supplementary Prospectus; or

11.3.2
give notice to the Company to the effect that this Agreement shall terminate and cease to have any effect, provided that any such notice must be given no later than Admission in the case of Clauses 11.1, 11. 2.1 to 11.2.3. A notice under this Clause 11.3.2 may be given at the same time as the notice pursuant to Clause 11.1 or 11.2 or (subject to the preceding sentence) at any time thereafter.

11.4
If any notice is given by the Underwriters to the Company pursuant to Clause 11.3.2, the Underwriters shall on behalf of the Company withdraw any application to the UK Listing Authority for admission of the New Ordinary Shares to the Official List.

11.5
In the event that this Agreement is terminated pursuant to the provisions of this Clause 11, no party to this Agreement will have any claim against any other party to this Agreement for costs, damages, compensation or otherwise except that:

11.5.1
such termination shall be without prejudice to any accrued rights or obligations under this Agreement;

11.5.2
the Company shall pay the fees, commissions and expenses specified in Clause 7 (except for those specified in Clause 7.1.4); and

  the provisions of Clauses 1, 9, 10, 12, 13, 14 and 15 shall remain in full force and effect.

12        Withdrawal of Approval

12.1
If, in the reasonable opinion of any Underwriter or Joint Sponsor, any Disclosure Document has ceased to be compliant with the FSMA or the Listing Rules or the continued communication of any Disclosure Document would be in breach of any applicable legal or regulatory requirement in the UK or the US:

12.1.1
the Underwriters and the Joint Sponsors shall be entitled to withdraw any approval they have given in respect of any such Disclosure Document;

12.1.2
if requested to do so by the Underwriters or the Joint Sponsors, the Company shall cease to communicate such Disclosure Document with any reference therein to the Underwriter; and

  12.1.3
  if requested to do so by the Underwriters or the Joint Sponsors, the Company shall notify any person to whom such Disclosure Document has been despatched and any other person known to be relying on such Disclosure Document of the relevant circumstances (such notification may be by way of a general announcement).

12.2
Any action taken by the Company in response to a request by any Underwriter pursuant to this Clause 12 shall be at the expense of the Company.

13        General

13.1
Release, compromise etc.: Any liability to the Underwriters or the Joint Sponsors under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by the Underwriters or the Joint Sponsors in their absolute discretion as regards any person under such liability without in any way prejudicing or affecting the Underwriters' or the Joint Sponsors' rights against any other person under the same or a similar liability, whether joint and several or otherwise.

13.2
Delay and waiver: No failure of any Underwriter to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right. The rights provided in this Agreement are cumulative and not exclusive of any other rights (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed a waiver of any subsequent breach.

13.3
No agency: Each of the parties hereto acknowledges that the representations, warranties and undertakings given by the Company contained in or given pursuant to Clause 9 and the indemnity contained in Clause 10 are, subject as provided in Clause 10.11, given to the Underwriters and the Joint Sponsors for themselves and not to them as agent of, trustee for or otherwise for the benefit of any other person including (without limitation) any person who may subscribe or purchase any of the New Shares.

13.4
Time of the essence: Time shall be of the essence of this Agreement, both as regards any dates, times or periods mentioned and as regards any dates, times or periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

13.5
Counterparts: This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

13.6
Whole agreement: This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and each party hereto acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. So far as permitted by law and except in the case of fraud, each of the parties agrees and acknowledges that its only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute). In this Clause 13.6, the expression "this Agreement" includes all documents entered into pursuant to this Agreement.

13.7
Variation: No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

13.8
Further assurance: At any time after the date of this Agreement each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of that party execute such documents and do such acts and things as the party may reasonably require for the purpose of giving full effect to all the provisions of this Agreement by which he or it is bound.

13.9
Illegality etc.: If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

13.10
Reliance by sub-underwriters: Each of the parties to this Agreement hereby expressly agrees and acknowledges that each sub-underwriter shall be entitled to the same remedies and rights of action against the Company for any breach by the Company of any obligation under the FSMA as if each of the New Shares acquired pursuant to the sub-underwriting has been acquired by it as a subscriber on the basis of the Prospectus.

13.11
Sums payable to the Underwriters: All sums payable to the Underwriters or the Joint Sponsors under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Company shall increase the sum payable to such amount as will ensure that the net amount received by each Underwriter will equal the full amount which would have been received by them had no such deduction or withholding been made. If the Company makes such an increased payment and the relevant Underwriter subsequently obtains a refund of taxation or credit against taxation by reason of that payment, the relevant Underwriter shall reimburse the Company as soon as reasonably practicable with an amount which is equal to the proportion of the said refund or credit as shall leave the relevant Underwriter after such reimbursement in no better or worse position (having regard to the time value of money) than it would have been in had the Company not been required to make such deduction or withholding.

13.12
Third party rights: A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement except and to the extent (if any) that this Agreement expressly provides for such Act to apply to any of its terms. The Underwriters, the Joint Sponsors and the Company may agree to terminate this Agreement or vary any of its terms without the consent of any such third parties.

14        Notices

14.1
Any notice, claim, demand or other communication in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent:

  In the case of the Company to:

  International Power plc
  Senator House
  85 Queen Victoria Street
  London EC4V 4DP

  Fax: +44 20 7320 8700

  Attention: the Company Secretary

  In the case of Morgan Stanley to:

  25 Cabot Square
  Canary Wharf
  London E14 4QA

  Fax: +44 20 7425 4248

  Attention: Head of ECM Syndicate

  In the case of Cazenove to:

  20 Moorgate
  London EC2R 6DA

  Fax: +44 20 7155 9607

  Attention: Nick Wiles

  In the case of MSIL to:

  25 Cabot Square
  Canary Wharf
  London E14 4QA

  Fax: +44 20 7425 4248

  Attention: Head of ECM Syndicate

14.2
Any such notice or other communication shall be delivered by hand or sent by fax or pre-paid first class post. If sent by fax such notice or communication shall conclusively be deemed to have been given or served at the time of despatch, in the case of service in the United Kingdom, or 24 hours thereafter, in the case of international service. If sent by post such notice of communication shall conclusively be deemed to have been received 48 hours from the time of posting in the case of inland mail in the United Kingdom or 72 hours from the time of posting in the case of international mail.

14.3
Any party may notify the other party to this Agreement of a change of its name, relevant addressee, address or fax number for the purposes of Clause 14.1 provided that such notification shall only be effective on:

14.3.1
the date specified in the notification as the date on which the change is to take place (provided that such date is after the date of the notice); or

14.3.2
if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

15        Governing Law and Submission to Jurisdiction

15.1
This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in accordance with English Law.

15.2
All the parties irrevocably agree that the courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement. All the parties irrevocably submit to the jurisdiction of such courts and waive any objection on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum provided that this Clause shall be without prejudice to the right to bring proceedings in any other jurisdiction for the purpose of enforcement or execution of any judgment or other settlement in any other courts.

In witness whereof this Agreement has been entered into on the date stated at the beginning.

Schedule 1

Documents in the agreed form

Document

ANP Announcement

Results Announcement

Acquisition Announcement

Rights Issue Announcement

Announcement Board Resolutions

Letter to QIBs

Sub-underwriting Letter

Announcement Verification Materials

Analysts Presentation

Directors' Undertaking

CREST Confirmation Letter

Reporting Accountants' engagement letter in relation to the Rights Issue and the acquisition

Auditors engagement letter relating to the Rights Issue and the acquisition

Schedule 2

Documents to be delivered pursuant to Clause 2

Part A

        Save to the extent that the same have been delivered to the Underwriters prior to the date of this Agreement, immediately after the execution of this Agreement and, in any event, before the Announcements is released, the Company shall deliver to the Underwriters:

(a)
a copy of the Announcements signed by a Director on behalf of the Company;

(b)
a certified copy of the Announcement Board Resolutions;

(c)
a copy of the Analysts Presentation;

(d)
a copy of the Announcement Verification Materials;

(e)
the Auditors engagement letter for the Rights Issue and the acquisition signed by the Auditors;

(f)
the Reporting Accountants engagement letter for the Rights Issue and the acquisition signed by the Reporting Accountants;

(g)
the Directors' Undertaking, duly executed by or on behalf of each Director;

(h)
a copy of the ANP Restructuring Plan; and

(i)
a copy of the lenders' consent to the ANP Out of Court Restructuring duly executed by all the lenders.

Part B

        Save to the extent that the same have been delivered to the Underwriters prior to such date, the Company shall deliver to the Underwriters prior to 7.00 a.m. on the Posting Date:

(a)
the Prospectus;

(b)
a certified copy of the minutes of the meeting of the Board (or duly authorised committee thereof) and the duly passed resolutions referred to therein approving and authorising the issue and/or execution of the Prospectus, the PAL (and, if the said resolution is of such a Committee, a certified copy of the resolution of the Board of Directors appointing such Committee);

(c)
a copy of the Verification Materials;

(d)
a copy of the memoranda for Directors prepared by Clifford Chance, solicitors to the Company, concerning the potential liabilities in connection with an offer of shares to be admitted to the Official List and the duties and responsibilities of directors of a listed public company;

(e)
signed letters of responsibility to the Company from each Director accepting responsibility for the information contained in the Prospectus, in the form previously provided to the Underwriters;

(f)
an original signed letter to the Directors and the Joint Sponsors from the Auditors relating to the statement in the Prospectus that there has been no significant change in the financial or trading position of the Group since the Accounts Date;

(g)
original signed letters to the Directors and the Joint Sponsors from the Auditors relating to the matters referred to in paragraph 2.20 of the Listing Rules in relation to the Prospectus and the Announcements;

(h)
original signed letters to the Underwriters from the Company relating to the matters referred to in paragraph 2.20 of the Listing Rules;

(i)
original signed letters to the Joint Sponsors from each of the Auditors, the Company and the Company's solicitors relating to the matters referred to in paragraph 2.12 of the Listing Rules;

(j)
an original signed letter from the Auditors in accordance with paragraph 2.18 of the Listing Rules (in relation to the Group both excluding and including the Edison Mission Energy Assets) addressed to the Directors and the Joint Sponsors;

(k)
an original signed letter from the Auditors in accordance with paragraph 2.19 of the Listing Rules addressed to the Directors and the Joint Sponsors;

(l)
an original signed letter from the Auditors in relation to the earnings accretion statement in the Prospectus addressed to the Directors and the Joint Sponsors;

(m)
an original signed letter to the Underwriters from the Company relating to the matters referred to in paragraphs 2.8, 2.13, 2.18 and 2.19 of the Listing Rules;

(n)
a copy of the Working Capital Report and the memorandum prepared by the Company in relation to it;

(o)
a copy of the Profit Forecast;

(p)
a copy of the letter to the UK Listing Authority signed by or on behalf of each Director under paragraph 5.5 of the Listing Rules;

(q)
an original of a signed opinion of Clifford Chance, solicitors to the Company, dated the Posting Date in form and substance satisfactory to the Underwriters, addressed to the Underwriters, relating to certain matters under English law;

(r)
a copy of application for admission to the Official List (Schedule 3A);

(s)
a copy of application for admission of securities to trading on the Exchange (Form 1);

(t)
a specimen PAL;

(u)
a copy of the Letter to QIBs;

(v)
certified copies of any power of attorney pursuant to which any Director signed or will sign any of the documents referred to in this Agreement in the agreed form; and

(w)
a certified copy of the minutes of the meeting of the Board (or a duly authorised committee thereof) and the duly passed resolutions referred to therein provisionally allotting the New Shares as referred to in Clause 3.6.3.

Part C

        On the Posting Date before despatching the Prospectus in accordance with Clause 3.6, the Company shall deliver to the Underwriters:

(a)
a copy of the Prospectus bearing evidence of formal approval by the UK Listing Authority;

(b)
evidence that the Prospectus has been delivered to the Registrar of Companies in England and Wales for registration in accordance with section 83 of the FSMA;

(c)
a copy of a letter from the Company addressed to CRESTCo confirming that the conditions for admission of the Nil-paid Rights and the Fully-paid Rights to the CREST System are satisfied;

(d)
an original signed opinion of Clifford Chance dated the Posting Date in form and substance satisfactory to the Underwriters in relation to certain matters of U.S. law (no registration);

(e)
an original signed opinion of Linklaters in form and substance satisfactory to the Underwriters relating to certain matters of U.S. law; and

(f)
the certificate referred to in Clause 2.1.8.

Part D

        Prior to Admission, the Company shall deliver to the Underwriters certified copies of the Participating Securities application forms in respect of the Nil-paid Rights and the Fully-paid Rights given by the Company to CREST.

Part E

        On the day of Admission, the Company shall deliver to the Underwriters:

(a)
a copy of confirmation of admission to trading on the Exchange; and

(b)
a copy of confirmation of admission to the Official List.

Schedule 3

[Letterhead of the Company]

To: [The Underwriters and the Joint Sponsors]
[Address]

        [DATE]

Dear Sirs

Proposed Rights Issue of    •    Ordinary Shares of    •    p each (the "Rights Issue")

        We refer to the proposed Rights Issue and the Underwriting Agreement relating thereto dated    •    (the "Underwriting Agreement"). Words and expressions defined in the Underwriting Agreement have the same meanings herein.

        We confirm that:

(i)
the Company has complied with all its obligations under the Underwriting Agreement which fall to be performed to date;

(ii)
the UK Listing Authority has agreed to admit the New Shares to the Official List subject only to:

(a)
the despatch of PALs;

(b)
the crediting of Nil-paid Rights to relevant member accounts of Uncertificated Holders by way of the CREST Instruction;

(c)
the making of an announcement in accordance with paragraph 7.1 of the Listing Rules;

(iii)
the Exchange has agreed to admit the New Shares to trading;

(iv)
save as previously notified to the Underwriters pursuant to sub-clause 9.7.1 of the Underwriting Agreement none of the representations, warranties or undertakings contained in Clause 9 of the Underwriting Agreement has been breached or is unfulfilled or was untrue or inaccurate or misleading when made, and no Specified Event has come to the knowledge of the Company or of any Director, which in any such case is material in the context of the Rights Issue or the underwriting of the New Shares.

Yours faithfully

Director for and on behalf of International Power plc

SIGNED by for and on behalf of International Power plc in the presence of:	}
SIGNED by for and on behalf of Cazenove & Co. Ltd in the presence of:	}
SIGNED by for and on behalf of Morgan Stanley & Co. International Limited in the presence of:	}
SIGNED by for and on behalf of Morgan Stanley Securities Limited in the presence of:	}

Dated    August 2004

(1) INTERNATIONAL POWER PLC

and

(2) CAZENOVE & CO. LTD

and

(3) MORGAN STANLEY SECURITIES LIMITED

and

(4) MORGAN STANLEY & CO. INTERNATIONAL LIMITED

SUPPLEMENTAL AGREEMENT TO THE RIGHTS ISSUE UNDERWRITING AGREEMENT

Linklaters

One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref: BR/RZZC

THIS AGREEMENT is made on    August 2004

BETWEEN:

(1)
INTERNATIONAL POWER PLC whose registered office is at Senator House, 85 Queen Victoria Street, London EC4V 4DP (the "Company"); and

(2)
CAZENOVE & CO. LTD whose registered office is at 20 Moorgate, London EC2R 6DA ("Cazenove"); and

(3)
MORGAN STANLEY SECURITIES LIMITED whose registered office is at 25 Cabot Square, Canary Wharf, London E14 4QA ("MSSL" or "Morgan Stanley") and together with Cazenove, the "Underwriters"); and

(4)
MORGAN STANLEY & CO. INTERNATIONAL LIMITED whose registered office is at 25 Cabot Square, Canary Wharf, London E14 4QA ("MSIL" or the "MS Sponsor") (together with the Company and the Underwriters, the "Parties").

WHEREAS:

        The Parties are each party to a rights issue underwriting agreement dated 30 July 2004 (the "Rights Issue Underwriting Agreement"). The Parties wish to amend the Rights Issue Underwriting Agreement on the terms set out in this Agreement.

1
Amendment to the Rights Issue Underwriting Agreement

  The Parties hereby agree that:

  1.1
  Clause 11.2 of the Rights Issue Underwriting Agreement shall be deleted and replaced with the following clause:

  "11.2
  If:

  11.2.1
  following the date of this Agreement but before Admission, there shall have been an adverse change (whether or not foreseeable at the date of this Agreement), or any development reasonably likely to involve a prospective adverse change, in or relating to the results of operations or the financial or trading position of the Group taken as a whole, whether or not arising in the ordinary course of business which, in any case, is, in the reasonable opinion of the Underwriters, material in the context of the Rights Issue;

  11.2.2
  following the date of this Agreement but before Admission, trading in any securities of the Company, but not securities generally, has been suspended or limited by the LSE, or on the New York Stock Exchange or any exchange or over-the-counter market, the effect of which is, in the reasonable opinion of the Underwriters, material in the context of the Rights Issue; or

  11.2.3
  following the date of this Agreement but before Admission, there shall have been an adverse change (whether or not foreseeable at the date of this Agreement), or any development reasonably likely to involve a prospective adverse change, in or relating to the general affairs, corporate governance, results of operations, financial or trading position of the Edison Mission Energy Business, whether or not arising in the ordinary course of business which, in any case, is, in the reasonable opinion of the Underwriters, material in the context of the Rights Issue.

  then the Underwriters acting jointly may (subject to the following sentence) give notice of any such matter to the Company, in which case Clause 11.3 shall apply. In the case of a notice to be given in relation to this Clause 11.2, the Underwriters will, to the extent practicable, consult with the Company prior to giving such notice."

1

1.2
Save as provided herein, the Rights Issue Underwriting Agreement shall be unamended.

2          General

2.1
Counterparts: This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

2.2
Variation: No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

2.3
Defined terms: Terms defined in the Rights Issue Underwriting Agreement shall have the same meaning when used in this Agreement.

3          Governing Law and Submission to Jurisdiction

3.1
This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in accordance with English Law.

3.2
All the parties irrevocably agree that the courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement. All the parties irrevocably submit to the jurisdiction of such courts and waive any objection on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum provided that this Clause shall be without prejudice to the right to bring proceedings in any other jurisdiction for the purpose of enforcement or execution of any judgment or other settlement in any other courts.

In witness whereof this Agreement has been entered into on the date stated at the beginning.

2

SIGNED by for and on behalf of International Power plc in the presence of:	}
SIGNED by for and on behalf of Cazenove & Co. Ltd in the presence of:	}
SIGNED by for and on behalf of Morgan Stanley & Co. International Limited in the presence of:	}
SIGNED by for and on behalf of Morgan Stanley Securities Limited in the presence of:	}

3

QuickLinks

  Exhibit 4.2
Schedule 1 Documents in the agreed form
Schedule 2 Documents to be delivered pursuant to Clause 2
Schedule 3 [Letterhead of the Company]